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                                                               Exhibit 99 (a)(6)

CALPINE CORPORATION TO ACQUIRE SHERIDAN ENERGY, INC.

CALPINE TO ADD 148 bcf OF PROVEN GAS RESERVES

SAN JOSE, CALIF. - August 25, 1999 - Calpine Corporation [NYSE:CPN], a leading U.S. power company, today announced it has entered into an agreement with Houston, Texas-based Sheridan Energy, Inc. [Nasdaq Small Cap Market:Shdn] (Sheridan), a natural gas exploration and production company, to acquire Sheridan through a $41 million cash tender offer.

Calpine will offer to purchase all outstanding shares of Sheridan's common stock for $5.50 per share. Subject to customary conditions, the companies expect to complete the tender offer in September 1999.

Sheridan's oil and gas properties are located in northern California and the Gulf Coast region, including 148 billion cubic feet equivalent of proven reserves, of which 90 percent are natural gas.

These reserves are located in strategic markets where Calpine is developing low-cost natural gas supplies and proprietary pipeline systems in support of its highly efficient, natural gas-fired power plants. These fully integrated regional systems will provide Calpine with the flexibility to respond quickly and cost effectively to changing market conditions.

In January 1999, Calpine acquired a 20 percent interest in Sheridan's northern California properties through an investment in Sheridan California Energy, Inc., an affiliate of Sheridan.

"Sheridan is a strategic addition to Calpine's fuel capabilities and brings to Calpine a wealth of expertise in every facet of gas exploration and development," said Tom Mason, Calpine executive vice president. "In addition, Sheridan's portfolio of proven gas reserves will further strengthen our 'wellhead-to-burner tip' fuel program, giving Calpine a stronger competitive advantage as energy markets across the country deregulate."

The Boards of Directors of Calpine and Sheridan have approved the transaction. In addition, certain Sheridan shareholders have agreed to tender their shares, representing an aggregate of approximately 51 percent of the outstanding shares, to Calpine.

Calpine Corporation is national power company dedicated to providing customers with reliable and competitively priced electricity and thermal energy. Calpine currently has approximately 8,500 megawatts of capacity in operation, under construction or in announced development in 12 states - enough energy to power eight and a half million households.

Calpine has headquarters in San Jose, Calif., with regional offices in Houston, Texas; Pleasanton, Calif.; and Boston, Mass. The company was founded in 1984 and is publicly traded on the New
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York Stock Exchange under the symbol CPN. To learn more about Calpine, visit its website at www.calpine.com.

The matters discussed in this news release may be considered "forward looking" statements within the meaning of Section 27A of the Securities and Exchange Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties; actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause results to differ materially from those indicated by such forward-looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustments, (ii) risks associated with tender offers and mergers, (iii) changes in government regulation, (iv) general operating risks, (v) the dependence on third parties, (vi) the dependence on senior management, (vii) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and cost to develop recoverable reserves, and operational factors relating to the extraction of natural gas, and (viii) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


Contact:

Calpine Corporation, San Jose
-    Katherine Potter, (408) 995-5115 Ext. 1168
     Public Relations
-    Rick Barraza, (408) 995-5115 Ext. 1125
     Investor Relations